MEAD JOHNSON NUTRITION DELIVERS EARNINGS PER SHARE ABOVE GUIDANCE
FOR FOURTH QUARTER AND FULL YEAR 2015;
PROVIDES 2016 GUIDANCE

GLENVIEW, Ill., January 28, 2016 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and year ended December 31, 2015.

“I am pleased with the sequential improvements in our underlying business since our last earnings call, despite a challenging operating environment across many of the emerging markets," said Kasper Jakobsen, Chief Executive Officer. "Our two biggest businesses in China and the United States both posted sales above the levels experienced in the third quarter. I am also pleased that our Fuel for Growth initiative and our focus on operating expenses allowed us to deliver earnings per share above expectations within the fourth quarter."

Highlights are as follows:

•	Excluding the impact of intentionally reduced shipments into Venezuela, sales in the fourth quarter of 2015 rose 1% over the third quarter of 2015(1) on a constant dollar(2) basis.

•	Fourth quarter sales were 6% below the prior year quarter on a constant dollar basis and 12% below the prior year quarter on a reported basis.

•	Full year sales were 2% below the prior year on a constant dollar basis and 8% below the prior year on a reported basis.

•
Non-GAAP gross margin for the fourth quarter of 63.9% was 200 basis points higher than the prior year quarter, mainly due to lower dairy input costs. Gross margin on a GAAP basis was 62.9%, up from 60.7% in the prior year quarter.

•
Non-GAAP EBIT in the fourth quarter was 3% below the prior year quarter on a constant dollar basis. Inclusive of a $25 million provision related to our Fuel for Growth operating expense initiative, on a GAAP basis EBIT was 7% below the prior year quarter.

•	Full year 2015 non-GAAP EBIT was in-line with 2014 on a constant dollar basis. On a GAAP basis, EBIT was 5% below the prior year.

•	During the fourth quarter, the company repurchased 10.7 million shares of stock under an accelerated share repurchase agreement. As of December 31, 2015, 186.4 million shares were outstanding.

•	Based on weighted average shares outstanding of 189.8 million, non-GAAP Earnings Per Share (EPS) for the fourth quarter was $0.78; GAAP EPS was $0.67.

•	2015 full year non-GAAP EPS was $3.44, slightly above the top end of the guidance range. 2015 GAAP EPS was $3.27.

•	Full year 2016 constant dollar sales are expected at 0% to 2% compared to 2015. Assuming exchange rates remain at current levels, this will translate to 4% to 6% below prior year on a reported basis.

(1) Fourth quarter sales were down 1% from the third quarter on a reported basis, and flat on a constant dollar basis, compared to the third quarter. Excluding the impact of sales in Venezuela, fourth quarter sales on a constant dollar basis increased 1% compared to the third quarter.
(2) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and are reconciled in the tables in the body of this earnings release. Non-GAAP or as adjusted results exclude Specified Items. For a description of Specified Items, and a reconciliation of non-GAAP to GAAP, see the schedules titled “Reconciliation of Non-GAAP to GAAP Results.”

•
Full year 2016 non-GAAP EPS is expected in the range of $3.48 to $3.60, excluding expected future costs related to Fuel for Growth and mark-to-market pension adjustments which are not reflected in this guidance. The company expects to incur charges approximating $25 to $30 million associated with the Fuel for Growth program in 2016. Specified Items including charges related to Fuel for Growth are expected to be approximately $0.12 per share. Therefore GAAP EPS is expected to be in the range of $3.36 to $3.48, excluding mark-to-market pension adjustments which cannot be estimated. EPS guidance includes an estimated adverse impact of current exchange rates as of January 2016, which is expected to be approximately $0.40 per share.

Fourth Quarter 2015
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended December 31,				% Change		% Change Due to
Net Sales	2015	% of Total	2014	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$468.0	48%	$548.6	50%	(15)%	(10)%	(7)%	(3)%	(5)%
Latin America	169.8	18%	207.8	19%	(18)%	(4)%	(9)%	5%	(14)%
North America/Europe	329.2	34%	337.8	31%	(3)%	—%	1%	(1)%	(3)%
Net Sales	$967.0	100%	$1,094.2	100%	(12)%	(6)%	(5)%	(1)%	(6)%

•	Sales in all segments were adversely impacted by a strengthening dollar, most notably in China, Mexico and Canada.

•	In Asia, improvement was seen in Greater China in the fourth quarter of 2015 when compared to the third quarter of 2015 due to the recently launched fully-imported range of products.

•
Further, sales in the current quarter were below the prior year quarter mostly due to price-based promotions in Greater China and market share weakness in Malaysia and Thailand. Sales in the Philippines increased compared to the prior year quarter.

•
In Latin America sales decreased compared to the prior year quarter primarily due to intentionally reduced shipments into Venezuela prompted by delayed settlement of inventory related U.S. dollar payables. Sales in the remainder of the segment increased on a constant dollar basis as sales of premium infant products increased in Mexico and Colombia and the ability to implement inflation-related price increases in Argentina. The sales impact of these factors was offset by the effect of price-based competition on the volume of Milk Modifier brands in Mexico.

•
The North America/Europe segment sales were flat in the fourth quarter of 2015 when compared to a strong 2014, on a constant dollar basis. On a sequential basis, continued momentum in North America children's products and European allergy products resulted in an increase in sales in the fourth quarter of 2015 when compared to the third quarter of 2015.

	Three Months Ended December 31,
Earnings Before Interest and Income Taxes (EBIT)	2015	% of Sales	2014	% of Sales	% Change
Asia	$139.9	30%	$195.3	36%	(28)%
Latin America	34.2	20%	46.4	22%	(26)%
North America/Europe	96.9	29%	90.1	27%	8%
Corporate and Other	(75.2)		(122.2)		38%
EBIT as reported	195.8	20%	209.6	19%	(7)%
Specified Items	23.8		42.4
Impact of F/X	25.5		—
EBIT as adjusted	$245.1		$252.0		(3)%

•
Non-GAAP EBIT was 3% below the prior year quarter on a constant dollar basis. Gross margin improvements were attributable to favorable dairy costs across all segments but were not sufficient to fully offset the impact of reduced sales and increased brand investments.

•
In Asia, operational expenses increased due to investments in growth initiatives, notably the fully-imported product launches in China and the establishment of plastic packaging formats across a number of markets. Inflationary cost increases also impacted EBIT.

•
In Latin America, operational expenses were higher on a constant dollar basis due to investments in brand support. Excluding the impact of the Venezuela business, the segment's EBIT margin increased compared to the prior year quarter.

•	North America/Europe delivered higher EBIT primarily due to improved gross margins.

•
Corporate and Other expenses decreased on a reported basis primarily due to actuarial gains in the current quarter compared to actuarial losses in the prior year quarter and lower provisions for incentive compensation in the current quarter. Provisions related to Fuel for Growth partially offset lower operating expenses.

•	On a sequential non-GAAP basis, Corporate and Other expenses were lower mainly as a result of the Fuel for Growth initiative.

Full Year 2015
(Dollars in Millions)
(UNAUDITED)

	Years Ended December 31,				% Change		% Change Due to
Net Sales	2015	% of Total	2014	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$2,039.0	50%	$2,278.4	52%	(11)%	(8)%	(6)%	(2)%	(3)%
Latin America	757.1	19%	867.5	20%	(13)%	3%	(4)%	7%	(16)%
North America/Europe	1,275.2	31%	1,263.4	28%	1%	4%	1%	3%	(3)%
Net Sales	$4,071.3	100%	$4,409.3	100%	(8)%	(2)%	(3)%	1%	(6)%

•	Sales in all segments were adversely impacted by a strengthening dollar, most notably in China, Mexico and Canada.

•	In Asia, increased price-based promotional competition enabled by lower dairy input costs resulted in sales below prior year level.

•
Especially China, Thailand and Malaysia experienced weakness with the Philippines and Vietnam performing relatively better. The launch of a fully-imported range of products helped the China business show some improvements towards the end of the year.

•
In Latin America, sales increased on a constant dollar basis in almost all markets. The primary driver was better pricing in Colombia and Argentina. Mexico's performance was negatively impacted as a result of price-based promotional competition in the Milk Modifiers category. However, across the region pricing failed to fully offset the adverse impact of foreign exchange.

•	Shipments to Venezuela were intentionally reduced in the second half of the year as access to dollars required to settle intercompany payables became more difficult.

•
North America/Europe delivered sales growth in virtually all markets on a constant dollar basis. Key drivers included a favorable change in product mix as well as better realized pricing throughout the segment.

	Years Ended December 31,
Earnings Before Interest and Income Taxes (EBIT)	2015	% of Sales	2014	% of Sales	% Change
Asia	$682.0	33%	$818.7	36%	(17)%
Latin America	175.2	23%	199.0	23%	(12)%
North America/Europe	361.8	28%	291.0	23%	24%
Corporate and Other	(282.8)		(320.4)		12%
EBIT as reported	936.2	23%	988.3	22%	(5)%
Specified Items	44.6		63.3
Impact of F/X	67.5		—
EBIT as adjusted	$1,048.3		$1,051.6		—%

•
Non-GAAP EBIT was broadly in-line with the prior year on a constant dollar basis. The impact of reduced sales and increased demand-generation spending was offset by reduced dairy costs and lower operating expenses.

•
In Asia, operating expenses increased due to higher expenditures on advertising and promotion required to support competitiveness and new product launches. Overall, these factors combined with lower sales negatively impacted profit margins for the segment.

•	Latin America EBIT margin was similar to the prior year as sales decreases and investment spending were offset by improved gross margin due to lower dairy input costs.

•	North America/Europe EBIT margin strengthened due to increased volumes, improved product mix and lower dairy input costs.

•
Corporate and Other expenses decreased in the current year from lower incentive compensation, savings from the Fuel for Growth operating expense initiative, and reduced losses related to the re-measurement of our pension and other post-employment benefit plans.

Cash Flow Items and Share Repurchases

•	Cash and cash equivalents increased by $403.7 million since December 31, 2014 and were $1,701.4 million at December 31, 2015.

•
Operating cash flow was $899.2 million in the twelve months ended December 31, 2015 compared to $793.4 million in the prior year period. Cash flows increased due to working capital improvements which were substantial enough to more than offset the impact of $90.1 million in contributions to pension plans. 2014 cash outflow related to innovation and the start-up of the manufacturing facility in Singapore did not recur in 2015.

•
Investing activities include capital expenditures of $173.7 million for 2015. This included investments in capacity expansion for manufacturing facilities in the U.S. and our European plant to accommodate demand for new products.

•
Financing activities include cash outflows of $1,437.0 million for the repurchase of approximately 16.4 million shares of stock under the company's 2013 and 2015 share repurchase authorizations with additional settlement under the accelerated share repurchase agreement expected in 2016. These purchases were funded with long-term debt of $1.5 billion issued in 2015. Long-term debt was approximately $3.0 billion as of December 31, 2015.

•	The company's net debt was $1,282.6 million, consisting of debt and cash and cash equivalents.

•
Interest expense, net, for 2015 was $65.0 million, an increase from $60.3 million in 2014 due to the incremental interest on the newly issued long-term debt, partially offset by the impact of the interest rate swaps.

•	Dividends declared in 2015 were $1.65 per share, a 10% increase over 2014.

Outlook for 2016

The company announced full year guidance for 2016. It expects full year constant dollar sales to be in a range of 0% to 2% above 2015 and non-GAAP EPS in the range of $3.48 to $3.60 based on current exchange rates.

“As discussed during our Investor Day in October of last year we view 2016 as a year of transition as we invest heavily in reshaping our portfolio in China and boost investment in new channels there. We expect modest, single digit EPS growth as a strengthening dollar will continue to challenge the translation of our results. To help investors better understand our underlying performance we will provide constant dollar profit measures through the year,” said Kasper Jakobsen, Chief Executive Officer. He added, “We expect sales growth to accelerate in the second half of the year reflecting the phasing of growth initiatives and investments. Our Fuel for Growth initiative is a critical element of our strategy to help offset the impact of foreign exchange and protect funding for new brand introductions.”

The company expects to incur charges approximating $25 to $30 million associated with the Fuel for Growth program in 2016. Specified Items including charges related to Fuel for Growth are expected to be approximately $0.12 per share. Therefore GAAP EPS is expected to be in the range of $3.36 to $3.48, excluding mark-to-market pension adjustments which cannot be estimated. EPS guidance includes an estimated adverse impact of current exchange rates as of January 2016, which is expected to be approximately $0.40 per share.

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. U.S. Central Time, during which company executives will review the financial results for the fourth quarter and full year 2015. The call will be broadcast with accompanying slides over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call 877-359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through 11:30 p.m. U.S. Central Time Sunday, March 13, 2016, by calling 855-859-2056, or outside of North America by calling +1-404-537-3406, passcode: 9288784. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC(3) program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

(3) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
NET SALES	$967.0	$1,094.2	$4,071.3	$4,409.3
Cost of Products Sold	358.6	430.2	1,455.3	1,700.6
GROSS PROFIT	608.4	664.0	2,616.0	2,708.7
Operating Expenses:
Selling, General and Administrative	211.1	263.5	890.6	978.9
Advertising and Promotion	151.1	149.5	641.8	638.7
Research and Development	28.5	32.6	108.4	115.1
Other (Income)/Expenses–net	21.9	8.8	39.0	(12.3)
EARNINGS BEFORE INTEREST AND INCOME TAXES	195.8	209.6	936.2	988.3

Interest Expense—net	22.5	14.3	65.0	60.3
EARNINGS BEFORE INCOME TAXES	173.3	195.3	871.2	928.0

Provision for Income Taxes	42.3	38.7	215.9	199.2
NET EARNINGS	131.0	156.6	655.3	728.8
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	3.0	(1.8)	1.8	9.0
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$128.0	$158.4	$653.5	$719.8

Earnings per Share(a)– Basic
Net Earnings Attributable to Shareholders	$0.67	$0.78	$3.28	$3.55
Earnings per Share(a)– Diluted
Net Earnings Attributable to Shareholders	$0.67	$0.78	$3.27	$3.54

Weighted Average Shares–Diluted	189.8	202.9	199.4	202.7
Dividends Declared per Share	$0.41	$0.38	$1.65	$1.50

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders. Net earnings has been reduced by dividends and undistributed earnings attributable to unvested share based incentive plan awards. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

When aggregated, EPS for the four quarters of 2015 are not equal to the full year EPS figure due to the variability of quarterly earnings and the timing of share repurchases.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,701.4	$1,297.7
Receivables—net of allowances of $5.4 and $9.6, respectively	342.5	387.8
Inventories	484.9	555.5
Income Taxes Receivable	13.2	7.7
Prepaid Expenses and Other Assets	60.4	82.6
Total Current Assets	2,602.4	2,331.3
Property, Plant, and Equipment—net	964.0	912.7
Goodwill	126.0	162.7
Other Intangible Assets—net	54.9	75.4
Deferred Income Taxes—net of valuation allowance	118.5	150.4
Other Assets	132.3	131.3
TOTAL	$3,998.1	$3,763.8
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$3.0	$4.1
Accounts Payable	481.5	512.3
Dividends Payable	77.8	76.6
Accrued Expenses	213.0	203.7
Accrued Rebates and Returns	376.8	329.1
Deferred Income—current	35.5	34.3
Income Taxes Payable	65.7	45.2
Total Current Liabilities	1,253.3	1,205.3
Long-Term Debt	2,981.0	1,492.8
Deferred Income Taxes—noncurrent	8.7	12.0
Pension and Other Post-employment Liabilities	132.4	211.1
Other Liabilities - noncurrent	215.2	192.8
Total Liabilities	4,590.6	3,114.0
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTEREST	—	66.0

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 191.4 and 207.2 issued, respectively	1.9	2.1
Additional Paid-in/(Distributed) Capital	(564.2)	(641.3)
Retained Earnings	640.4	1,775.0
Treasury Stock—at cost	(362.6)	(362.6)
Accumulated Other Comprehensive Loss	(347.8)	(198.9)
Total Shareholders’ Equity/(Deficit)	(632.3)	574.3
Noncontrolling Interests	39.8	9.5
Total Equity/(Deficit)	(592.5)	583.8
TOTAL	$3,998.1	$3,763.8

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Years Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$655.3	$728.8
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	99.1	91.6
Other	66.5	77.2
Changes in Assets and Liabilities	168.4	(54.0)
Payments for Settlement of Interest Rate Forward Swaps	—	(45.0)
Pension and Other Post-employment Benefit Contributions	(90.1)	(5.2)
Net Cash Provided by Operating Activities	899.2	793.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(173.7)	(186.6)
Proceeds from Sale of Property, Plant and Equipment	0.5	0.2
Proceeds from/(Investment in) Other Companies	—	4.0
Net Cash Used in Investing Activities	(173.2)	(182.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	1,003.0	3.2
Repayments of Short-term Borrowings	(1,002.9)	(0.6)
Proceeds from Issuance of Long-term Notes, net of original issue discounts and expenses paid	1,499.0	492.0
Repayments of Notes Payable	—	(500.0)
Proceeds from Long-term Revolver Borrowings, net of original issue discount and expenses paid	446.0	—
Repayment of Long-term Revolver Borrowings	(446.0)	—
Payments of Dividends	(326.0)	(296.6)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	25.4	46.2
Stock-based Compensation Tax Withholdings	(11.4)	(7.9)
Payments for Repurchase of Common Stock	(1,437.0)	(54.1)
Purchase of Redeemable Shares	(24.2)	—
Purchase of Trading Securities	(16.2)	—
Sale of Trading Securities	21.7	—
Distributions to Noncontrolling Interests	(6.9)	(7.7)
Net Cash Used in Financing Activities	(275.5)	(325.5)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(46.8)	(38.6)
NET INCREASE IN CASH AND CASH EQUIVALENTS	403.7	246.9
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,297.7	1,050.8
End of Period	$1,701.4	$1,297.7

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect and, at times, the impact of foreign exchange. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance and ability to compare the company’s performance to that of its peer companies. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow and appear elsewhere in this presentation.

	Three Months Ended December 31, 2015					Three Months Ended December 31, 2014
		Specified Items (a)					Specified Items (a)
	As Reported	Mark-to-Market Pension	Fuel For Growth	All Other(b)	As Adjusted	As Reported	Mark-to-Market Pension	All Other(b)	As Adjusted
NET SALES	$967.0	$—	$—	$—	$967.0	$1,094.2	$—	$—	$1,094.2
Cost of Products Sold	358.6	0.4	(10.3)	—	348.7	430.2	(13.4)	—	416.8
GROSS PROFIT	608.4	(0.4)	10.3	—	618.3	664.0	13.4	—	677.4
GROSS MARGIN %	62.9%	(0.1)%	1.0%	—%	63.9%	60.7%	1.2%	—%	61.9%

Operating Expenses:
Selling, General and Administrative	211.1	1.1	(0.4)	(0.1)	211.7	263.5	(23.1)	(0.7)	239.7
Advertising and Promotion	151.1	—	—	—	151.1	149.5	—	—	149.5
Research and Development	28.5	0.2	—	—	28.7	32.6	(4.0)	—	28.6
Other (Income)/Expenses – net	21.9	—	(14.4)	(0.3)	7.2	8.8	—	(1.2)	7.6
EARNINGS BEFORE INTEREST AND INCOME TAXES	195.8	(1.7)	25.1	0.4	219.6	209.6	40.5	1.9	252.0
EBIT as a % of Sales	20.2%	(0.2)%	2.6%	—%	22.7%	19.2%	3.7%	0.2%	23.0%

Interest Expense – net	22.5	—	—	—	22.5	14.3	—	—	14.3
EARNINGS BEFORE INCOME TAXES	173.3	(1.7)	25.1	0.4	197.1	195.3	40.5	1.9	237.7

Provision for Income Taxes	42.3	(0.6)	4.8	(0.2)	46.3	38.7	14.3	0.3	53.3
Effective Tax Rate	24.4%	(0.1)%	(0.7)%	(0.1)%	23.5%	19.8%	2.7%	(0.1)%	22.4%

NET EARNINGS	131.0	(1.1)	20.3	0.6	150.8	156.6	26.2	1.6	184.4
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	3.0	—	—	—	3.0	(1.8)	—	—	(1.8)
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$128.0	$(1.1)	$20.3	$0.6	$147.8	$158.4	$26.2	$1.6	$186.2
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$0.67	$(0.01)	$0.11	$—	$0.78	$0.78	$0.13	$0.01	$0.92

Reconciliation of Reported Quarterly Sequential Sales Growth
Third Quarter 2015 Sales	$977.5
Fourth Quarter 2015 Sales	967.0
Percentage Change in Reported Sales	(1)%
Less: Impact of Foreign Exchange	(1)%
Less: Impact of Venezuela	(1)%
Percentage Change in Sales in Constant Dollars Excluding the Impact of Venezuela	1%

Certain figures do not sum due to rounding.
When aggregated, EPS for the four quarters of 2015 are not equal to the full year EPS figure due to the variability of quarterly earnings and the timing of share repurchases.
(a) All Specified Items are included in Corporate and Other.
(b) All Other include legal, settlement and related costs, severance and other expenses, and marketable securities.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Year Ended December 31, 2015						Year Ended December 31, 2014
		Specified Items (a)						Specified Items (a)
	As Reported	Mark-to-Market Pension	Investigation Settlement	Fuel For Growth	All Other(b)	As Adjusted	As Reported	Mark-to-Market and Other Pension	All Other(b)	As Adjusted
NET SALES	$4,071.3	—	—	—	—	4,071.3	4,409.3	—	—	4,409.3
Cost of Products Sold	1,455.3	(3.0)	—	(10.3)	—	1,442.0	1,700.6	(19.1)	—	1,681.5
GROSS PROFIT	2,616.0	3.0	—	10.3	—	2,629.3	2,708.7	19.1	—	2,727.8
GROSS MARGIN %	64.3%	0.1%	—%	1.0%	—%	64.6%	61.4%	0.4%	—%	61.9%

Operating Expenses:
Selling, General and Administrative	890.6	(4.4)	—	(0.4)	(2.0)	883.8	978.9	(32.2)	(13.8)	932.9
Advertising and Promotion	641.8	—	—	—	—	641.8	638.7	—	—	638.7
Research and Development	108.4	(0.8)	—	—	—	107.6	115.1	(5.6)	—	109.5
Other (Income)/Expenses – net	39.0	—	(12.0)	(14.4)	2.7	15.3	(12.3)	5.4	2.0	(4.9)
EARNINGS BEFORE INTEREST AND INCOME TAXES	936.2	8.2	12.0	25.1	(0.7)	980.8	988.3	51.5	11.8	1,051.6
EBIT as a % of Sales	23.0%	0.2%	0.3%	2.6%	—%	24.1%	22.4%	1.2%	0.2%	23.8%

Interest Expense – net	65.0	—	—	—	—	65.0	60.3	—	—	60.3
EARNINGS BEFORE INCOME TAXES	871.2	8.2	12.0	25.1	(0.7)	915.8	928.0	51.5	11.8	991.3

Provision for Income Taxes	215.9	2.9	3.1	4.8	0.4	227.1	199.2	20.0	3.7	222.9
Effective Tax Rate	24.8%	0.1%	—%	(0.2)%	0.1%	24.8%	21.5%	0.9%	0.1%	22.5%

NET EARNINGS	655.3	5.3	8.9	20.3	(1.1)	688.7	728.8	31.5	8.1	768.4
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	1.8	—	—	—	—	1.8	9.0	—	—	9.0
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$653.5	$5.3	$8.9	$20.3	$(1.1)	$686.9	$719.8	$31.5	$8.1	$759.4
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$3.27	$0.03	$0.04	$0.11	$(0.01)	$3.44	$3.54	$0.15	$0.05	$3.74

Certain figures do not sum due to rounding.
When aggregated, EPS for the four quarters of 2015 are not equal to the full year EPS figure due to the variability of quarterly earnings and the timing of share repurchases.

(a) All Specified Items are included in Corporate and Other.
(b) Specified Items include legal, settlement and related costs, severance and other expenses, and marketable securities.
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Contacts	Investors:	Kathy MacDonald	(847) 832-2182	kathy.macdonald@mjn.com
	Media:	Christopher Perille	(847) 832-2178	chris.perille@mjn.com